September 10, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Commissioners:
We have read the first four paragraphs included in Item 4.01 of Form 8-K of Ameresco, Inc. and Subsidiaries dated September 10, 2010, expected to be filed with the Securities and Exchange Commission on September 10, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.
We have no basis to agree or disagree with the other statements included in such Form 8-K.
Very truly yours,
Caturano and Company Inc.
Boston, Massachusetts